CONSENT OF INDEPENDENT AUDITOR




We consent to the use in the Registration Statement on Form S-8, filed with the Securities and Exchange Commission, of our report dated September 15, 2003 on the financial statements of Jefferson Federal Savings and Loan Association of Morristown as of June 30, 2003 and 2002 and the three years ended June 30, 2003.



Craine, Thompson & Jones, P.C.
/s/ Craine, Thompson & Jones, P.C.

Morristown, Tennessee
January 20, 2004


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